Exhibit 99.1

BEA Announces Expected Delay in Filing Its Second Quarter 10-Q

Due to Ongoing Internal Stock Option Review

SAN JOSE, Calif. – Sept. 6, 2006 – BEA Systems, Inc. today announced that it will delay the filing of its Form 10-Q for the second quarter ended July 31, 2006. The delay is necessary due to the continuation of the previously announced internal review of BEA’s historical stock option grants. Until the internal review is completed, BEA will not be able to file its Form 10-Q. BEA intends to file its Form 10-Q as soon as practicable after the internal review is completed, but does not expect the filing will be made by the Sept. 11, 2006 deadline.

About BEA

BEA Systems, Inc. (Nasdaq: BEAS) is a world leader in enterprise infrastructure software. BEA delivers the unified SOA platform for business transformation and optimization in order to improve cost structures and grow new revenue streams. Information about how BEA is enabling customers to achieve Business LiquidITy™ can be found at bea.com.

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BEA, Tuxedo, WebLogic, and BEA WebLogic Server are registered trademarks and BEA WebLogic Enterprise Platform, BEA WebLogic Integration, BEA WebLogic Portal, BEA WebLogic JRockit, BEA WebLogic Platform, BEA WebLogic Express, BEA WebLogic Workshop, BEA WebLogic Java Adapter for Mainframe, BEA Liquid Data for WebLogic, BEA eLink, Business LiquidITy and BEA WebLogic Enterprise Security are trademarks of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties include, but are not limited to that the internal review of historical stock option grants would require us to change our accounting treatment of stock options granted in prior periods or prevent us from filing our quarterly report on Form 10-Q or other required reports for an extended period of time; and other risks indicated in our filings with the Securities and Exchange Commission (SEC). For more details, please refer to our SEC filings, including our Annual Report of Form 10-K for the fiscal year ended January 31, 2006, and our Current Reports on Form 8-K, as well as similar disclosures in subsequent SEC filings. The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.

Contact Information:

Investor Contact:

Kevin Faulkner

Investor Relations

BEA Systems, Inc.

+1-408-570-8293

kevin.faulkner@bea.com

Media and Industry Analyst Contact:

May Petry

BEA Systems, Inc.

+1-408-570-8704

may.petry@bea.com